UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 30, 2020

COHERUS BIOSCIENCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36721	27-3615821
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

333 Twin Dolphin Drive, Suite 600

Redwood City, CA 94065

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (650) 649-3530

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	CHRS	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Kimberly J. Tzoumakas to Board of Directors

On July 30, 2020, upon the recommendation of its Nominating and Corporate Governance Committee (the “Nominating Committee”), the Board of Directors (the “Board”) of Coherus BioSciences, Inc. (the “Company”) increased the size of the Board from eight directors to nine directors and appointed Ms. Kimberly J. Tzoumakas to fill the vacancy created by such increase. Ms. Tzoumakas was appointed as a Class I director, with a term of office expiring at the Company’s 2021 annual meeting of stockholders and until her successor is duly elected and qualified, or until her earlier death, resignation or removal.

Ms. Tzoumakas, age 52, has served as Chief Executive Officer of 21st Century Oncology, a global provider of integrated cancer care services, since January 2018, transitioning from interim Chief Executive Officer to permanent Chief Executive Officer in April 2018. From November 2014 to January 2018, she served as its General Counsel and as a member of its leadership team. From November 2001 to April 2018, Ms. Tzoumakas practiced health care law with Hall Render Killian Heath & Lyman, providing strategic, transactional and governance advice to health care clients throughout the country. While at Hall Render, she was also a long-term managing partner of the firm’s Michigan office and a board member of the firm. She has also served on the Board of Directors of SeaSpine Holdings Corporation, a publicly-held medical technology company, since February 2019.

Ms. Tzoumakas received a B.A. in business administration from Northwood University and a J.D. from the Thomas M. Cooley Law School. Ms. Tzoumakas was selected as a director because of her significant experience and background in the health care sector.

As a non-employee director, Ms. Tzoumakas will receive compensation in accordance with the Company’s director compensation policy, which is described under the heading “Non-Employee Director Compensation” in the Company’s Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on April 6, 2020. Pursuant to this policy, upon appointment to the Board, Ms. Tzoumakas will receive an annual cash retainer in the amount of $50,000 and an option under the Company’s 2014 Equity Incentive Award Plan to purchase 40,000 shares of the Company’s common stock with an exercise price equal to the closing price of the Company’s common stock on the date of the grant. The option will vest and become exercisable in substantially equal monthly installments over three years, subject to Ms. Tzoumakas’ continued service to the Company through each applicable vesting date.

In accordance with the Company’s customary practice, it is expected that the Company will enter into its standard form of indemnification agreement for directors and officers with Ms. Tzoumakas, which will require the Company to indemnify Ms. Tzoumakas against certain liabilities that may arise as result of her status or service as a director. The description of Ms. Tzoumakas’ indemnification agreement is qualified in its entirety by the full text of the form of indemnification agreement, which is attached to the Company’s Form S-1/A filed with Securities and Exchange Commission on October 24, 2014 as Exhibit 10.13.

There were no arrangements or understandings between Ms. Tzoumakas, and any other person pursuant to which Ms. Tzoumakas was appointed as a member of the Board. There have been no transactions in which Ms. Tzoumakas has an interest that would be reportable under Item 404(a) of Regulation S-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press release dated August 3, 2020.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 6, 2020	COHERUS BIOSCIENCES, INC.

	By:	/s/ Jean-Frédéric Viret
	Name:	Jean-Frédéric Viret
	Title:	Chief Financial Officer